WESTVACO


                                      December 27, l996




   Dear Fellow Shareholders:

   We cordially invite you to join us at the l997 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 a.m. on Tuesday, February 25, 1997. The meeting will be held in the Stuyvesant Room of The New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York. Whether or not you expect to attend the meeting, however, please sign, date and promptly return the enclosed proxy.

   This year our proxy material includes three proposals. We ask for your support in voting FOR Proposal 1, the election of directors; FOR Proposal 2, the appointment of independent accountants; and FOR Proposal 3, the approval of an amendment to the corporation's Restated Certificate of Incorporation.

   Proposal 3 seeks to increase the authorized shares of the company's existing class of common stock from 200,000,000 shares to 300,000,000 shares. The proposed increase in authorized shares of common stock follows the three-for-two stock split in 1995 which substantially depleted the number of authorized shares available for general purposes. An increase in authorized shares has typically followed a stock split.

   Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, we ask that you sign, date and return the enclosed proxy as soon as conveniently possible.



   Sincerely,
   John A. Luke, Jr.
   Chairman, President and
   Chief Executive Officer








   Paper, packaging and specialty chemicals



   Notice of 1997 Annual Meeting of Shareholders and Proxy Statement



   The Annual Meeting of Shareholders of Westvaco Corporation will be held in the Stuyvesant Room of The New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, on Tuesday, February 25, 1997, at ten o'clock in the morning for the following purposes:

   1.  To elect four directors for terms of three years each;

   2. To consider and vote upon a proposal to ratify the action of the Board of Directors in appointing Price Waterhouse LLP as independent accountants for the corporation for the fiscal year 1997;

   3. To consider and vote upon an amendment to the corporation's Restated Certificate of Incorporation increasing from 200,000,000 to 300,000,000 the number of authorized shares of common stock.

   All holders of common stock of record at the close of business on December 27, 1996 will be entitled to receive notice of and to vote at the annual meeting. Whether or not you expect to be at the meeting, please sign, date, and promptly return the enclosed proxy.

   By Order of the Board of Directors


   John W. Hetherington
   Vice President and Secretary



   December 27, 1996


   Proxy Statement

   Westvaco Corporation
   299 Park Avenue
   New York, New York 10171


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Westvaco Corporation for the Annual Meeting of
   Shareholders to be held on February 25, 1997. Only holders of Westvaco common stock of record at the close of business on December 27, 1996 will be entitled to vote at the meeting, each share of such stock being entitled to one vote. The Proxy Statement and enclosed form of proxy are being mailed on or about Tuesday, January 7, 1997 to each shareholder entitled to vote.

   The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. The nominees receiving the highest vote totals will be elected directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. All other matters to be voted on (other than the proposed amendment to Westvaco's Restated Certificate of Incorporation) will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers lack authority to vote, a broker non-vote will have no effect on the vote. The proposed amendment to the Restated Certificate of Incorporation of Westvaco Corporation will require the affirmative vote of a majority of all of the issued and outstanding shares of common stock; accordingly, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes.

   On December 27, 1996 there were outstanding    101,912,538
   shares of Westvaco common stock. The only entity
   believed by the company to be the beneficial owner (as
   defined for certain purposes by the Securities and
   Exchange Commission) of more than 5% of its stock is
   Invesco PLC, 11 Devonshire Sq., London, England, which,
   principally through its subsidiary, Invesco Capital
   Management, 1315 Peachtree Street, Atlanta, GA 30309, an
   SEC registered investment adviser, is reported to have
   investment authority with respect to    9,136,298 shares,
   or approximately 9%,     and voting authority with respect
   to a portion of such shares. The Westvaco savings and
   investment plans for salaried and hourly employees held,
   as of October 31, 1996, a total of 13,286,302 shares, or
   13%, for which full voting rights are exercisable by
   members of the plans. As of that date there were 12,260
   current or former employees of Westvaco and its
   subsidiaries participating in such plans. All directors
   and officers as a group owned    4,407,530 shares, or 4.2%,
   of Westvaco common stock, including shares in the
   Savings and Investment Plan for Salaried Employees as of
   October 31, 1996, and including shares in which they had
   the right to acquire beneficial interest within 60 days
   through the exercise of stock options. In addition to
   the stock beneficially owned by each executive officer
   who is also a director, as shown hereinafter in
   connection with the election of directors, the following
   executive officers named in the Summary Compensation
   Table on page 16 held the following number of shares:
   Philip H. Emery, Jr.,    156,856     shares, Frederick C. Haas,
      295,149     shares, and Jack A. Hammond,    172,885     shares.
   All information concerning such share ownership is as of the most recent practicable date.

   Attendance at the meeting will be limited to holders of record as of the record date, or their authorized representatives (not to exceed one per shareholder), and guests of management.


   Management has been gratified by the interest in Westvaco shown by its shareholders as evidenced by the representation, in person or by proxy, of more than 90% of its outstanding stock at each of the annual meetings held during the past 29 years.

   It is important that your stock be represented at the
   meeting. Whether or not you plan to attend, please    sign,
   date     and return the enclosed proxy promptly in order to be
   sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the annual meeting.

   In addition to solicitation by mail, officers and assistant officers of Westvaco may solicit proxies by telephone or other electronic communication, or by personal contact. The cost of solicitation of proxies will be borne by Westvaco. Westvaco may engage the services of D. F. King & Co., Inc. for the solicitation of proxies on a limited basis at a cost which is estimated not to exceed $11,500 in fees, and somewhat more than half that amount in expenses.

   1.  Election of directors

   Four directors are to be elected to hold office for the terms set forth below and, in all cases, until their successors are elected and shall qualify. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the four nominees for directors listed on the following pages.

   The present nominees, Samuel W. Bodman III, Dr. Thomas W.
   Cole, Jr., Rudolph G. Johnstone,    Jr.    , and John A. Luke, if
   elected, will be elected for a term expiring at the Annual Meeting of Shareholders to be held in the year 2000. The
   Board of Directors unanimously recommends a vote FOR the named nominees and, unless otherwise specified by the shareholder, the Board of Directors intends the accompanying proxy to be voted for the election of these nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons as the Board of Directors may recommend.

   David L. Hopkins, Jr., Douglas S. Luke, Katherine G. Peden, and Richard A. Zimmerman will continue to serve for a term expiring at the annual meeting to be held in 1998. W.L. Lyons Brown, Jr., John A. Luke, Jr., and William R. Miller will continue to serve for a term expiring at such meeting to be held in 1999. John A. Luke is the father of John A. Luke, Jr., and the father-in-law of John W. Hetherington.

   Brief statements appear on the following pages setting forth the age, principal occupation, and other biographical
   information concerning each nominee and continuing director.
   Such statements include the number of shares of Westvaco
   common stock owned, representing in the case of each nominee
   and continuing director less than    1%     of the outstanding
   shares       . All information in this Proxy Statement concerning
   share ownership by nominees or continuing directors is as of the most recent practicable date.

   Nominees for election as directors
   for a term of three years expiring in 2000

                       Samuel W. Bodman III: Chairman and Chief
                       Executive Officer, Cabot Corporation, a
                       chemical, energy and materials company, since 1988. Westvaco Director since 1987. B.S., Cornell University, 1960. Sc.D., M.I.T., 1964. Joined FMR Corporation in 1970 and served as President and Chief Operating Officer from 1983-1986 prior to joining Cabot Corporation as President and Chief Operating Officer.
                       Director: Cabot Oil and Gas Corporation, John Hancock Mutual Life Insurance Co., Security Capital Group Incorporated. Trustee:
                       Massachusetts Institute of Technology,
                       Isabella Steward Gardner Museum. Age 58.

                       Westvaco shares owned 33,000 (Note 1). Term to expire: 2000


                       Dr. Thomas W. Cole, Jr.: President, Clark
                       Atlanta University since l989. Westvaco
                       Director since 1994. B.S.   ,     Wiley College,
                       1961. Ph.D, University of Chicago, 1966.
                       Joined faculty of Atlanta University in l966
                       and became Chairman, Department of Chemistry, Fuller E. Callaway Professor of Chemistry, Provost and Vice President for Academic
                       Affairs prior to becoming President of West
                       Virginia State College in 1982. Chancellor of
                       the West Virginia Board of Regents, 1986-1988
                       and President of Clark College in 1988.
                       Director: West Virginia    Wesleyan     College,
                       Atlanta Chamber of Commerce,    Central Atlanta
                       Progress    , Atlanta Committee for Public
                       Education, First Union Bank of Georgia,
                       Atlanta Action Forum. Vice President: Atlanta
                       Area Council,    Boy Scouts of America    , Eagle
                       Scout.  Age 55.

                       Westvaco shares owned 3,350 (Note 1).Term to expire: 2000


                       Rudolph G. Johnstone,    Jr.    : Executive Vice
                       President, Westvaco; Director since 1995.    B.S.
                       and    M.S.    , North Carolina State University,
                       1958, 1960.  Advanced Management Program
                       Wharton School, University of Pennsylvania,
                       1989.  Joined Westvaco in 1957. Container
                       Division Regional Manager, 1970 and Assistant Division Manager, 1980. Became Vice President and Container Division Manager, 1985; Senior
                       Vice President and Envelope Division Manager, 1990; Senior Vice President with responsibilities for Corporate Data
                       Processing, Marketing Services and Human
                       Resources, 1992; Executive Vice President,
                       1995. Director and Executive Committee Member:
                       National Association of Manufacturers.
                       Director: Direct Marketing Association. Age 60.

                       Westvaco shares owned    212,081     (Note 1).Term to
                       expire   :     2000

                       John A. Luke: Retired President and Chief
                       Executive Officer, Westvaco; Director since
                       1960. A.B., Yale University, 1949. Joined
                       Westvaco in 1949 at the Charleston, South
                       Carolina, mill. Appointed Manager of the Luke, Maryland, mill in 1955 and Manager, Fine Papers Division, 1960. Became Vice President, 1966; Senior Vice President, 1974; Executive Vice President, 1976; President, 1980. Served as President and Chief Executive Officer, 1988-l992. Trustee and Chairman: Yale-China Association. Former Director and Executive Committee Member, Former Chairman International Business Committee: American Paper Institute. Former Chairman and Governor:
                       National Council of The Paper Industry for Air and Stream Improvement, Inc. Age 71.

                       Westvaco shares owned    515,293     (Note 1). Term to
                       expire: 2000

   Directors whose terms of office continue

                       W. L. Lyons Brown, Jr.: Former Chairman of the Board and Chief Executive Officer,
                       Brown-Forman Corporation, a diversified
                       consumer products company. Westvaco Director since 1994. B.A., University of Virginia, 1958. B.S., American Graduate School of International Management, 1960. Joined Brown-Forman Corporation 1960. Became a Director, 1964; Executive Vice President, 1972; President, 1975; and Chairman of the Board, 1983; Chief Executive Officer, 1975-1993. Director:
                       Pennzoil Company. Advisory Director: Bessemer Holdings. L.P. Member: President's Advisory Committee for Trade Policy and Negotiations. Vice Chairman and Trustee: Winterthur Museum.
                       Trustee: World Monuments Fund. Alumni Trustee:
                       University of Virginia Endowment Fund.
                       Trustees' Council: National Gallery of Art.
                       Age 60.

                       Westvaco shares owned 7,500 (Note 1). Term to
                       expire   :     1999

                       John A. Luke, Jr.: Chairman, President and
                       Chief Executive Officer, Westvaco; Director since 1989. B.A., Lawrence University, 1971. M.B.A., The Wharton School, University of Pennsylvania, 1979. Joined Westvaco in 1979. Became Assistant Treasurer, 1982; Treasurer, 1983; Vice President and Treasurer, 1986; Senior Vice President, 1987; Executive Vice President, 1990; President and Chief Executive Officer, 1992; Chairman, President and Chief Executive Officer, 1996. Director: American Forest and Paper Association, The Americas Society, Inc., Arkwright Mutual Insurance Co., The Bank of New York, United Negro College Fund. Trustee: Lawrence University, Tinker Foundation. Governor: National Council of The Paper Industry for Air and Stream Improvement, Inc. Age 48.

                       Westvaco shares owned    477,035     (Notes 1, 2).
                       Term to expire: 1999

                       William R. Miller: Corporate Director.
                       Westvaco Director since 1992. B.A., St. Edmund Hall, Oxford University, 1952, M.A., l956. Joined Bristol-Myers Company (now Bristol-Myers Squibb Company), a pharmaceutical company, in 1964. Became President International Division, 1972; President Pharmaceutical and Nutrition Group, 1981; Vice Chairman of the Board, 1985-1990. Former Chairman and Director: Pharmaceutical Manufacturers Association. Chairman of the
                       Board: Vion Pharmaceuticals, Inc. (formerly
                       OncoRx), SIBIA Neurosciences, Inc. Director:
                       ImClone Systems, Inc., ISIS Pharmaceuticals,
                       Inc., St. Jude Medical, Inc., Transkaryotic
                       Therapies, Inc., Xomed Surgical Products, Inc. Advisory Director: Chugai Pharmaceuticals, Inc. Vice Chairman of the Board of Cold Spring Harbor Laboratory. Trustee: Manhattan School of Music, Metropolitan Opera Association, Opera Orchestra of New York. Member of Oxford University Chancellor's Court of Benefactors, Honorary Fellow of St. Edmund Hall. Chairman of the English-Speaking Union of the United States. Age 68.

                       Westvaco shares owned 4,500 (Note 1).Term to expire: 1999

                       David L. Hopkins, Jr.: Managing Director, Alex Brown & Sons, Incorporated; Head, Alex Brown Asset Management, since 1993. Retired Managing Director, Morgan Guaranty Trust Company of New York. Westvaco Director since 1969. A.B., Princeton University, 1950. Director:
                       Metropolitan Opera Association. Trustee and
                       Chairman Finance Committee: Episcopal Church
                       Foundation. Trustee: The Maryland Historical
                       Society.  Age 68.

                       Westvaco shares owned 48,206 (Notes 1, 2). Term to expire: 1998

                       Douglas S. Luke: President and Chief Executive Officer, WLD Enterprises, Inc., a private investment company with diversified interests in marketable securities, real estate and operating businesses, since 1991. Westvaco Director since October 1996. B.A., University of Virginia, 1964. M.B.A., the Darden School, University of Virginia, 1966. Managing Director and Officer of Rothschild Inc and its predecessor, New Court Securities Corporation, 1979-1990. Director: Orbital Sciences Corporation, Regency Realty Corporation, DNAP Holding Corporation. Age 55.

                       Westvaco shares owned 45,998 (Note 2). Term to expire: 1998

                       Katherine G. Peden: President, Katherine G.
                       Peden & Associates, Inc., industrial and community development consultants, since 1968. Westvaco Director since 1977. Commissioner of Commerce and Member of the Governor's Cabinet, Commonwealth of Kentucky, 1964-1968. Director:
                       Kentucky Science & Technology Council,
                       International Federation of Business &
                       Professional Women. Advisory Board: Norfolk
                       Southern Corporation.  Age 71.

                       Westvaco shares owned    6,096     (Note 1). Term to
                       expire: 1998

                       Richard A. Zimmerman: Retired Chairman and
                       Chief Executive Officer, Hershey Foods
                       Corporation, a manufacturer of food products. Westvaco Director since 1989. B.A., Pennsylvania State University, 1952. Joined Hershey Foods Corporation in 1958. Became President and Chief Operating Officer, 1976; and Chief Executive Officer, 1984. Director:
                       Eastman Kodak Corporation, Lance, Inc. Trustee and Chairman of the Board: United Theological Seminary, Pennsylvania State University. Board of Governors: United Way of America, Inc. Age 64.

                       Westvaco shares owned 6,150 (Note 1). Term to expire: 1998


   Notes with respect to nominees' and continuing directors' shareholdings

   (l) The total shares shown include shares of Westvaco common stock in which the nominees and continuing directors had a right to acquire beneficial interest within 60 days by the exercise of stock options.

   (2) The shares shown also include the following shares:
   Douglas S. Luke is a co-trustee of a trust which held a total of 25,998 shares of Westvaco common stock. John A. Luke, Jr. is a co-trustee of two trusts which held a total of 7,693 shares of Westvaco common stock. David L. Hopkins, Jr. is a co-trustee of a trust which held a total of 44,887 shares of Westvaco common stock.

   Section 16(a) Beneficial Ownership Reporting Compliance


   Section 16(a) of the Securities Exchange Act of 1934 requires reporting by directors and certain officers of the company concerning their holdings and transactions in Westvaco common stock. A review of the company's records indicates that all reports required under the Section 16(a) rules were filed in a timely manner during the year.


   Board and committee meetings

   The Board of Directors held twelve meetings, one each month, and 32 committee meetings during fiscal year 1996. Average attendance by directors at meetings of the Board and its
   committees was    94%    .

   The Audit Committee, which met three times in fiscal year
   1996, has as its members William R. Miller, Chair   ;     Dr.
   Thomas W. Cole, Jr., David L. Hopkins, Jr., Katherine G. Peden, and Richard A. Zimmerman, none of whom is an officer or employee of the corporation. The Audit Committee reviews the audit examination and annual financial reports of the corporation, and meets with and remains accessible to the internal auditors and independent accountants of the corporation. It reviews in advance the appointment of the independent accountants, the scope of their work, and the fees for all services provided. It also reviews annually with the General Counsel the status of the company's legal compliance program.

   The Compensation Committee, which met six times in fiscal year 1996, has as its members Richard A. Zimmerman, Chair; Samuel W. Bodman III, Dr.Thomas W. Cole, Jr., David L. Hopkins, Jr., and Katherine G. Peden, none of whom is an officer or employee of the corporation. The Compensation Committee receives regular reports on industrial relations, approves or reviews all compensation of senior management, determines awards under the Annual Incentive Compensation Plan, oversees matters relating to the corporation's Stock Option and Stock Appreciation Rights Plans and its unfunded benefits plans, and the level of company contributions to its savings and investment plans.

   The Committee on Board Membership, which met nine times in fiscal year 1996 has as its members Katherine G. Peden, Chair; Samuel W. Bodman III, W.L. Lyons Brown, Jr., John A. Luke, John A. Luke, Jr., and Richard A. Zimmerman. The Committee on Board Membership reviews and makes recommendations concerning the qualifications of individuals for re-election and to fill vacancies on the Board of Directors, as well as the levels of compensation paid to non-salaried directors.

   A Westvaco bylaw requires nominations for the Board from any shareholder to be delivered to the Board Membership
   Committee, c/o Westvaco's Secretary, not less than 90 days in advance of an annual meeting nor later than the seventh day following the date that notice of a special meeting is first given to shareholders. The bylaw also requires the nomination to contain specified information about the nominee and the shareholder making the nomination, as well as a consent to serve by the nominee. In addition to such nominations, the Board Membership Committee will consider such suggestions for nominations as may be sent by shareholders to the Committee. Westvaco's bylaws also contain detailed procedures, including time limitations, which a shareholder must comply with in order to introduce an item of business at an annual meeting.

   The Finance Committee, which met eight times in fiscal year 1996, has as its members David L. Hopkins, Jr., Chair; W. L. Lyons Brown, Jr., Douglas S. Luke, John A. Luke, John A. Luke, Jr., and William R. Miller. The Finance Committee reviews the financial condition of the corporation and its requirement for funds, studies its credit and financing policies, considers the dividend policy of the corporation and makes recommendations concerning these matters, and reviews funding recommendations for the salaried and hourly pension plans together with the investment performance of such plans.

   The Committee on the Environment, Safety and Health, which met three times in fiscal year 1996, has as its members
   Samuel W. Bodman III, Chair; Dr. Thomas W. Cole, Jr.,
   Douglas S. Luke, John A. Luke, John A. Luke, Jr., William R. Miller, and Katherine G. Peden. The Committee on the Environment, Safety and Health oversees the stewardship of the corporation with respect to the conservation of the
   natural resources and its ability to protect the natural environment. It also oversees implementation of the company's strong emphasis on workplace safety and health as
   reflected in its policies   . The     committee receives regular
   reports from management, reviews environmental, safety and health matters with management, and makes recommendations as needed.

   The International Committee, which met three times in fiscal year 1996, has as its members John A. Luke, Chair; Samuel W. Bodman III, W. L. Lyons Brown, Jr., John A. Luke, Jr., William R. Miller, and Richard A. Zimmerman. The International Committee shares its knowledge and expertise on opportunities outside of the United States which may be of interest to the company. The committee serves as a resource for management in discussing opportunities which appear attractive to Westvaco and which lie outside the United States or outside areas where the company has direct experience.

   Director compensation

   Only directors who are not employees of the corporation receive fees. Since January 1, 1992, fees paid to each outside director have consisted of an annual retainer of $24,000 plus an attendance fee of $1,000 for each meeting of the Board and committee meeting of the Board at which the director is present. Each director may elect to defer payment of a percentage of his or her fees, with interest, to a later date or dates. The annual retainer will be increased to $30,000 effective March 1, 1997. Options and Stock Appreciation Rights covering 1,500 shares were granted
   to    each non-employee director     in December 1996 and will
   continue each year in a similar amount up to the limit of shares in a plan approved by shareholders in 1995.

   Effective March 1, 1997 the Westvaco Retirement Plan for outside directors will be terminated. Prior to that date, each outside director who retires will receive after retirement each year an amount determined as follows:
   $24,000 less $2,400 X (70 minus the director's age at the time of retirement) and also less $2,400 X (10 minus the director's years of service prior to age 72 at the time of retirement.) Upon the effective date of termination of the plan, any benefits accrued up to that date will be preserved and paid in accordance with the plan, but with no further benefits accruing, and all benefits established for directors previously retired will continue to be paid in accordance with such plan.


   Executive Compensation

   Report of the Compensation Committee

   The Committee
   The Westvaco Executive Compensation Program (the "Program") is designed to attract and retain an organization of able and motivated individuals who can create and execute programs that will produce sound, long-term gains in shareholder value. It is administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board"). The Committee is composed entirely of independent outside directors, none of whom is or has been at any time a salaried employee of the company or receives any compensation from the company other than as a director. The Committee determines the compensation of all employees, including executive officers, whose annual compensation exceeds $275,000, and informs the Board on any action taken with respect to the compensation of the CEO. The Committee also administers and makes all grants under the company's stock option and stock appreciation rights plans, reviews and recommends to the Board the benefit levels for the salaried and hourly pension plans, oversees matters relating to nonqualified benefit plans, and has the authority to establish the performance criteria for company matching contributions to the savings and investment plans for salaried and hourly employees.

   Performance    Factors
   A major Westvaco objective is to increase the value of the company for its shareholders over the long term.  Beginning in July 1967, the company began to measure the performance of its stock against major market indices as well as against its peers and other leading industrial companies.  The
   results, which are shown on page    15    , show a high degree of
   success in creating long-term shareholder value over this measuring period.

   Another major company objective has been to minimize the impact of the business cycle on its earnings through an extensive emphasis on distinctive and differentiated products and services. This program was initiated in 1984 and has been described since then in company literature distributed to shareholders. The success of this product strategy, as well as the company's cost containment and productivity improvement strategies, is regularly monitored within the company and at the Board level.

   The contribution of an individual to the execution of corporate strategies, including the foregoing objectives, is the principal basis on which job performance is evaluated and, therefore, is a significant factor in determining salary, awards of bonuses to the most senior executives as hereafter described, and grants of stock options and stock appreciation rights.

   Cash Compensation
   Over a long period of time Westvaco relied solely on well-designed salary compensation to provide attractive and competitive levels of cash compensation for its salaried employees at all management levels. This approach worked well and created a strongly motivated and loyal organization. In 1993, however, Congress changed the tax laws so that, in general, a corporation could not deduct for tax purposes the compensation of any senior executive in excess of $1 million in a single year unless that part of the compensation occurs as a consequence of a shareholder-approved pay-for-performance compensation plan.

   Because of this 1993 tax legislation, as well as the need to consider competitive compensation increases for senior Westvaco personnel, the Committee concluded that it was appropriate for the company to modify the Program to supplement base salaries for senior management members with variable bonus compensation. The approach places a portion of a senior executive's compensation at risk, and ties it to company and personal performance, thereby ensuring that all compensation is tax deductible. The Westvaco Annual Incentive Compensation Plan (the "Plan") was therefore developed, and approved by the Committee and the Board of Directors. It was presented to shareholders and received the support of over 91 percent of the votes cast on this proposal at the company's 1996 Annual Shareholders' Meeting.

   The Plan is administered by the Compensation Committee.
   Funding for awards is based on a formula tied to the overall performance of the company. The formula, which provides funding based on 2% of net income in excess of 6% return on
      shareholders'     equity,  is designed so that in years of good
   or excellent performance a pool of money will be available for use by the Committee to provide annual cash compensation for senior managers in the then-current competitive range as indicated by regular annual studies. The Plan is designed to meet IRS requirements for tax deductibility. The
   Committee uses its discretion under the Plan carefully,
   taking into account anticipated competitive compensation for various job levels, and uses good and rigorous judgement in appraising the performance of the company and of the individuals in senior management in determining awards to
   each individual considered.  Under the Plan no one executive can receive more than 20% of the available bonus pool.  It is likely that in many years something less than the total amount of the available pool will be used.  Any amounts that are not awarded in a particular year may not be carried over to the bonus pool for a subsequent year.  Based on 1996
   fiscal year performance, the funding formula provided a
   total available bonus pool of    $1,669,000    .  The total bonus
   payout for eleven executives after the close of fiscal year
   1996 was    $520,000    , representing    31%     of the total
   available award pool.

   The Committee believes that it is important that total cash compensation for Westvaco's executive officers be at a level that is competitive with that paid by comparable companies. The competitiveness of the compensation of the CEO and the other executive officers identified in the Summary Compensation Table is evaluated through an assessment of annual cash compensation (salary +
   annual bonus) paid by the    seven     peer paper companies that
   comprise the Peer Group Companies (the "Peer Group") in the
   proxy performance graphs on pages    14 and 15    , and by other
   companies comparable in size to Westvaco. Such assessments are supported by executive compensation surveys performed for the Committee each year. Using this frame of reference as a general guideline, actual compensation levels are determined by an annual evaluation of individual job performance, without attempting to target a specific level within the competitive frame of reference.

   Salaries for the other senior officers are determined on a similar basis, except that a salary range is established for each such officer based upon total annual cash compensation, including any bonus, paid to comparable officers of the companies in the Peer Group. A midpoint is determined with reference to the median of the Peer Group and annual cash compensation paid by other companies comparable to Westvaco both within and without the paper industry. Individual salaries are reviewed annually under a formal performance appraisal program and adjusted relative to the midpoint within the range, as appropriate, based on individual job performance.

   The Committee regularly reviews the cash compensation of the company's executive officers named in the Summary Compensation Table relative to the annual cash compensation paid by companies in the Peer Group. Compensation at
   Westvaco is inclined to be more level throughout the
   organization than is generally seen    in most companies, and
   the compensation philosophy at Westvaco tends to be conservative. In 1995, five of the seven reporting companies in the Peer Group provided more total cash compensation than Westvaco to their five highest paid executives.

   Equity-Based Compensation

      Stock Options and Stock Appreciation Rights
   Grants of stock options and stock appreciation rights are made by the Committee to create a direct tie between the interests of key employees and shareholders of the company. Such options and rights are normally granted each year with an exercise price equal to the market price of the related shares on the date of grant, so that individuals receiving such grants benefit only if shareholders benefit through appreciation in the post-grant value of Westvaco shares. Position responsibility, job performance, and salary level are principal factors considered by the Compensation Committee in determining the size of grants. Grants are also compared with the grants of options and other long-term incentives within the Peer Group, and by other companies comparable in revenues to Westvaco in other industries. The Committee does not consider the number of options and rights already held by an individual in making additional grants.

   The Savings and Investment Plans
      The savings and investment plans for Westvaco employees    ,
   (the "S&I Plans"), with company matching, provide an
   attractive way for all employees, including executive
   officers, to acquire and hold stock in the company by
   contributing a percentage of their compensation.    They
   reflect     the company's very strong feelings about equity
   ownership and tying the interests of all members of the Westvaco organization to the interests of the shareholders
   as a whole.  The    S&I     Plans provide specific and
   pre-established performance-based criteria to determine the level of supplemental company matching. While the company's strategy of differentiated products and services contributed to greater stability of earnings as compared with its competitors, less favorable market conditions caused the company not to meet or exceed each of these pre-established reference points for fiscal 1996. As a result, there was no supplemental match for fiscal 1996 above the regular company match of 75 percent.

   Compensation for the Past Year
   Westvaco's differentiated product strategy continues to yield clear benefits. A comparison of the company's total return to shareholders over the past two years with that of the Peer Group or the Dow Jones Paper Index, as reviewed by the Committee, is clearly more favorable to the company as reflected on the following graph:


                 Total Return to Shareholders


   The performance graph required by Regulation S-K Item 402(1) is filed in paper form simultaneously with this electronic filing under cover of Form SE.

                             Oct. 1994      Oct. 1995      Oct. 1996
   Westvaco                     100.00         122.36         129.51
   Peer Group                   100.00         116.25         118.08
   DJ Paper                     100.00         120.39         124.16
   S&P 500                      100.00         126.44         156.90

   Data source: Standard & Poor's Compustat Services, a division of McGraw-Hill Companies except for Dow Jones Paper Index data which comes from Dow Jones & Company, Inc.

   The company's financial performance under the current very challenging business conditions confronting the paper
   industry    (as measured by stability of earnings)     as compared
   to the company's record earnings in 1995, also compares very favorably with the Peer Group.

   Compensation for the Chief Executive Officer
   Base salary adjustments were granted in 1996 to the
   executive officers named in the Summary Compensation Table. The base salary of the company's Chairman, President and
   Chief Executive Officer, John A. Luke, Jr., was increased to $875,000 on January 1, 1996. He received a bonus award for 1996 of $150,000. The total bonus payout to the executive officers listed in the Summary Compensation Table was $375,000. Taking into account the bonus, the Committee believes John A. Luke, Jr.'s total cash compensation is appropriate when compared to the total cash compensation for similar positions in the Peer Group companies. In December 1995 the Committee granted stock options to John A. Luke,
   Jr. for 85,000 shares and simultaneously made grants to    375
   other officers and salaried employees.

   In determining 1996 compensation of all executive officers, the Committee carefully evaluated the contribution by individual executive officers to the success of corporate strategies, and to the performance of the company and the impact of these contributions on shareholder values. The Committee considered, in particular, the stability of earnings relative to their previous high resulting from the development of new and differentiated products.

   Conclusion
   The Committee remains convinced that the caliber and motivation of the company's executives and all of its employees is extremely important to the company's ability to meet future challenges and to continue to deliver long-term value to its shareholders. The Committee also believes that the Westvaco Executive Compensation Program is making an important contribution to the company's performance, and is deserving of shareholder support.

   Richard A. Zimmerman, Chair
   Samuel W. Bodman III
      Dr.     Thomas W. Cole, Jr.
   David L. Hopkins, Jr.
   Katherine G. Peden

                 Total Return to Shareholders

                      Oct91     Oct92     Oct93     Oct94     Oct95     Oct96
   Westvaco          100.00     96.16     89.48     97.32    119.07    126.03
   Peer Group        100.00     97.07     97.83    118.47    137.72    139.88
   DJ Paper          100.00     95.50     93.45    115.03    138.49    142.83
   S&P 500           100.00    109.95    126.38    131.27    165.97    205.96


   Data source: Standard & Poor's Compustat Services, a division of McGraw-Hill Companies except for Dow Jones Paper Index data which comes from Dow Jones & Company, Inc.


   This graph compares the cumulative total return to
   shareholders on Westvaco common stock for a five-year period ended October 31, 1996 with the return on the Standard &
   Poor's 500 Stock Index (S&P 500), the    Dow Jones     Paper Index,
   and the average return on the stock of a group consisting of companies in the paper industry (the "Peer Group"). The total return shown in the graph assumes reinvested dividends and is weighted on the basis of market capitalization at the beginning of each year of measurement.  The companies included in the Peer Group are: Boise Cascade Corp., Champion
   International Corp., Consolidated Papers, Inc.,        International
   Paper Company, Mead Corp., Potlatch Corp., and Union Camp
   Corp. The Peer Group is the same group referred to in the
   Report of the Compensation Committee.    Federal Paper Board Co.,
   which was included in the Peer Group for fiscal year 1995, was acquired during 1996 by International Paper Company and, therefore, is no longer included in the Peer Group. The Dow
   Jones Paper Index was added because it is a broad, as well as published, industry index which includes the Peer Group.


             Long-Term Total Return to Shareholders


   This optional graph of the long-term total return on Westvaco common stock in comparison to the S&P 500 and the average return on the peer groups over a long-term period is filed in paper form simutaneously with this electronic filing under cover of Form SE.



   Creating long-term rewards for shareholders is a major Westvaco objective. Accordingly this graph, using the same method of measuring return as in the five-year graph and using the same indices and Peer Group, is presented to show comparative cumulative return over a long term. The period was selected because the beginning of that period marks the point at which Westvaco began a second five-year program to further enhance the earning power of the company after a successful first five-year program had more than doubled the previous earnings per share of the company. At that point the company decided to measure the return on its stock against major market indices as well as against its peers and other leading industrial companies. Neither this graph, nor the graph for the five-year period, should be taken to imply any assurance that past performance is predictive of future performance.



                    Summary Compensation Table

   The following shows the compensation paid or accrued by Westvaco to each of its five most highly compensated executive officers for all periods during the fiscal year ended October 31, 1996.


                                                       Long-term
                                                    Compensation
                                          Annual          Awards
Name and                               Compensation     Options/       All Other
Principal Position          Year*   Salary      Bonus    SARs(#) Compensation(l)

John A. Luke, Jr.           1996  $862,500   $150,000    85,000       45,563
Chairman, President and     1995   783,333    200,000    75,000       64,957
Chief Executive Officer     1994   700,000          -    52,500       31,500

Rudolph G. Johnstone, Jr.   1996   583,333    100,000     50,000      30,750
Executive Vice President    1995   475,000    125,000     37,500      39,613
                            1994   350,000          -     24,000      15,750

Frederick C. Haas           1996   490,000     45,000     45,000      24,075
Senior Vice President       1995   429,167     50,000     30,000      31,659
                            1994   375,000          -     27,000      16,875

Jack A. Hammond             1996   450,000     40,000     40,000      22,050
Senior Vice President       1995   437,500     75,000     30,000      33,838
                            1994   375,000          -     24,000      16,875

Philip H. Emery, Jr.        1996   437,500     40,000     40,000      21,488
Senior Vice President       1995   356,667     50,000     27,000      26,879
                            1994   265,000          -     18,000      11,925

*Fiscal years ended October 31

(l)Represents company contributions of $7,125 and    $38,438     for
   John A. Luke, Jr.; $6,253 and    $15,797     for Jack A. Hammond; and
      $16,219     and    $5,269     for Philip H. Emery, Jr., to the salaried
   Savings and Investment Plan and unfunded Savings and Investment Restoration Plan, respectively. Represents company contributions to only the unfunded Savings and Investment Restoration Plan for
   Rudolph G. Johnstone, Jr., and Frederick C. Haas in 1996.     The
   five executive officers named above hold interests equivalent to a total of 63,419 shares under such plan.

   Option/SAR Grants in the Fiscal Year Ended October 31, 1996



                                                Individual Grants


                                Number of     % of Total
                               Securities    Option/SARs
                               Underlying     Granted to
                             Options/SARs   Employees in    Exercise  Expiration
   Name                        Granted(#)  Fiscal Year(2) Price($/Sh)       Date

   John A. Luke, Jr.              85,000     8.77%/12.42%   $25.0625  12/19/2005
   Rudolph G. Johnstone, Jr.      50,000      5.16%/7.31%    25.0625  12/19/2005
   Frederick C. Haas              45,000      4.64%/6.58%    25.0625  12/19/2005
   Jack A. Hammond                40,000      4.13%/5.84%    25.0625  12/19/2005
   Philip H. Emery, Jr.           40,000      4.13%/5.84%    25.0625  12/19/2005
   All Optionees                 969,392             100%   $25.0625  12/19/2005



   Potential Realizable Value at Assumed Annual Rates of Stock
   Appreciation for Option Term (1)

                                              5%                  10%

   John A. Luke, Jr.                  $1,339,732           $3,395,164
   Rudolph G. Johnstone, Jr.             788,078            1,997,155
   Frederick C. Haas                     709,270            1,797,440
   Jack A. Hammond                       630,462            1,597,724
   Philip H. Emery, Jr.                  630,462            1,597,724
   All Optionees                     $15,279,126          $38,720,530
   All Shareholders(3)            $1,605,961,342       $4,069,845,011
   Optionees gain as a % of
   all shareholder gain                    0.95%                0.95%


   (1) The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of Westvaco's common stock price. These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

   (2) Executive Officers are granted options in tandem with stock appreciation rights (SARs). Tandem limited stock appreciation rights (LSARs) are also granted to executive officers and are exercisable in the event of a change in control. All options are granted at market value on the date of grant and become exercisable twelve months from the date of grant. Exercise of an option, SAR or LSAR cancels any tandem grant. For each of the named executives the percentage on the left represents the percent of total options granted to all employees and the percentage on the right represents the percent of total SARs granted to all employees.

   (3) As of October 31, l996, there were 101,891,044 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock's fair market value of $25.0625 on December 19, 1995 when the above options were granted.




          Aggregated Option/SAR Exercises in Last Fiscal Year and October 31, l996 Option/SAR Values


                                                                Number of
                                Number of                     Unexercised
                               Securities                 Options/SARs at
                               Underlying                     10/31/96(#)
                             Options/SARs         Value      Exercisable/
                             Exercised (#)   Realized(1)    Unexercisable
Name
John A. Luke, Jr.                  10,125      $147,702    309,368/85,000
Rudolph G. Johnstone, Jr.               -             -     98,954/50,000
Frederick C. Haas                  51,561       615,524    138,553/45,000
Jack A. Hammond                     4,144        27,195     87,353/40,000
Philip H. Emery, Jr.               28,294       292,554     87,379/40,000


                                                    Value of Unexercised
                                               In-the-Money Options/SARs
                                                          at 10/31/96(2)
                                               Exercisable/Unexercisable

John A. Luke, Jr.                                    $1,774,366/$286,875
Rudolph G. Johnstone, Jr.                                424,563/168,750
Frederick C. Haas                                        760,081/151,875
Jack A. Hammond                                          328,119/135,000
Philip H. Emery, Jr.                                     409,172/135,000

(l) The value realized on stock option and SAR exercises represents the difference between the grant price of the options/SARs and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options/SARs exercised. All grants are made at the fair market value of the stock on the date of grant.

(2) The value of unexercised in-the-money options/SARs represents the difference between the grant price of the options/SARs and the market price of $28.4375 at October 31, 1996 multiplied by the number of in-the-money options/SARs outstanding.


                              Pension Plan Table

                                       Years of Service

Remuneration                  25        30        35       40        45
$    500,000            $174,400  $209,300  $244,100 $279,100  $314,800
     660,000             231,600   277,900   324,200  370,500   417,700
     820,000             288,700   346,500   404,200  461,900   520,500
     980,000             345,900   415,100   484,200  553,400   623,400
   1,140,000             403,000   483,600   564,200  644,800   726,300
   1,300,000             460,200   552,200   644,200  736,300   829,200

The corporation's contributions to its Retirement Plan for
Salaried Employees are computed on an aggregate actuarial basis with no specific allocation of contributions to individuals. The table above shows the approximate annual retirement benefits net of social security benefits that would be received under current
plan provisions based upon the noted    compensation     levels and years
of service. As of December 31, 1996, the executive officers named
in the Summary Compensation Table set forth on page    16     will have
the following years of credited service: John A. Luke, Jr.,    17.7    ;
Rudolph G. Johnstone, Jr., 33.6; Frederick C. Haas, 33.8; Jack A.
Hammond,    35.5    ; and Phillip H. Emery, Jr.,    31.      The amounts of
covered compensation under the plan during 1996 for each of the individuals named in the Summary Compensation Table set forth on
page    16     were approximately the same as set forth in the salary    and
bonus columns     of that table.

These approximated annual retirement benefits have been calculated under the plan's 50% joint and survivor annuity form of pension and on the assumption of retirement benefits beginning at age 65. To the extent that an employee's retirement benefit as computed in accordance with the plan exceeds maximum amounts permitted under the Internal Revenue Code, the difference will be paid by Westvaco under an unfunded benefit plan approved by the Board of Directors.


Benefit Assurance Trusts. The company has entered into four benefit assurance trusts in connection with the company's unfunded benefit plans in order to preserve the benefits earned under the plans in the event of a significant change in corporate structure. Upon the occurrence of any potentially significant change in corporate structure, the company will contribute additional funds to the trusts which will be sufficient to pay, in accordance with the terms of the plans, the benefits authorized under the plans. If the funds in the trusts are insufficient to pay amounts due under the plans, the company remains obligated to pay any deficiency.

Severance Pay Plans

Westvaco has implemented two severance pay plans for salaried employees who are involuntarily terminated. One plan, which covers normal business occurrences of job elimination and discharge for reasons other than gross misconduct, provides severance pay ranging from 2 weeks to 52 weeks of an employee's salary (including any bonus) based on years of service.
Terminated employees also receive unused and accrued vacation pay. In the case of job elimination, an employee may continue medical, dental, disability, accidental death and dismemberment and life insurance coverage for specified periods of time ranging from 1 to 6 months.

The other plan provides that if any salaried employee is involuntarily terminated (including, in the case of employees above a determined senior grade, certain actions constituting constructive discharge) for any reason other than fraud, misappropriation or embezzlement within two years after a significant change (a 30 percent acquisition of the company's voting securities, a merger, sale or dissolution of the company in certain circumstances, or certain changes in the composition of the company's Board of Directors), the employee is entitled to severance pay ranging from 2 weeks to 104 weeks of any employee's salary (including any bonus) based on years of service, plus an additional 20 percent. In addition, employees will receive the value of lost benefits under the company's retirement, savings and investment, medical, dental, disability, accidental death and life insurance plans and any unused and accrued vacation pay.

2.  Proposal to ratify appointment of independent accountants

The Board of Directors, pursuant to the recommendation of its
Audit Committee, has appointed Price Waterhouse LLP to serve as independent accountants for the corporation for the 1997 fiscal year subject to approval of the shareholders at the annual
meeting. Price Waterhouse    LLP     currently serves as the
corporation's independent accountants and received    $1,458,800     in
fees    and expenses     during fiscal year 1996    for audit-related
services.     The Audit Committee has been advised by Price Waterhouse
   LLP     that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the corporation or any of its subsidiaries.
Representatives of Price Waterhouse    LLP     will attend the annual
meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Price Waterhouse LLP as independent accountants. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for such ratification.

3. Proposal to amend Westvaco Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

The Board of Directors has unanimously approved an amendment to Article FOURTH of the corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Westvaco common stock of the par value of $5 per share from 210,044,170 to 310,044,170, of which 44,170 shares shall be
Cumulative Preferred Stock of the par value of $100 per share, 10,000,000 shares shall be Preferred Stock without par value, and 300,000,000 shall be Common Stock of the par value of $5 per share, and has voted unanimously to recommend that the corporation's shareholders approve such amendment.

Reasons for the Proposal:

On August 22, 1995, the Board of Directors voted to split the corporation's common stock on a three-for-two basis, payable October 2, 1995 to shareholders of record on September 1, 1995. The split, which was accompanied by a 20% increase in the common dividend, was preceded by similar three-for-two splits in 1987, 1986, 1981 and 1976, and by a two-for-one stock split in 1968. Each of the preceding splits was followed by an amendment to Westvaco's Certificate or Restated Certificate of Incorporation increasing the number of authorized but unissued shares of common stock.

The proposal would increase the authorized shares by a number greater than the number of shares issued pursuant to the 1995 stock split in order to increase the shares available for possible issuance pursuant to the corporation's various benefit plans and Dividend Reinvestment Plan, to have shares available for possible future stock dividends or splits, to provide the maximum flexibility to respond to other favorable opportunities, including possible acquisitions, and for other general corporate purposes. As in the case of the existing authorized but unissued shares, the additional authorized shares may be issued without further shareholder action unless such action is required by applicable law or the rules of the New York Stock Exchange on which the corporation's common stock is listed, or any other stock exchanges on which the corporation's securities may be listed. There is no present intention, however, to issue additional shares except possibly pursuant to the corporation's various benefit plans and Dividend Reinvestment Plan. The additional shares of common stock for which approval is sought would have the same rights and privileges as the common stock currently outstanding.There are no preemptive or subscription rights with respect to any shares of the corporation's capital stock.

Although a proposal to increase the authorized common stock of a company may be construed as having an anti-takeover effect, neither the management of Westvaco nor the Board of Directors views this proposal in that light. The proposal has not been prompted by any effort by anyone to gain control of the corporation and the corporation is not aware of any such effort. Explanation of the Proposal:

The first paragraph of Article FOURTH of the Corporation's
Restated Certificate of Incorporation would be amended to provide as follows:

             The total number of all classes of
             capital stock which the corporation
             shall have authority to issue is
             310,044,170 of which 44,170 shares
             shall be Cumulative Preferred Stock
             of the par value of $100 per share,
             10,000,000 shares shall be
             Preferred Stock without par value
             and 300,000,000 shall be Common
             Stock of the par value of $5 per
             share.  No holder of any stock of
             the corporation of any class, now
             or hereafter authorized, shall have
             any preemptive right to subscribe
             to any or all additional issues of
             stock of the Corporation of any or
             all classes.

As of December 27, 1996, there were issued and outstanding
   101,912,538     shares of Westvaco common stock, which reflects the
1995 three-for-two stock split.    Approximately an additional
15,100,000     shares of common stock were reserved for issuance under
the corporation's various benefit plans and Dividend Reinvestment
Plan.  There were, as of such date, approximately    83,000,000
shares of authorized, unissued and unreserved shares of common
stock.  The proposal would increase this number to    about
183,000,000     shares.

Vote Required
The affirmative vote of a majority of all of the issued and
outstanding shares of common stock is required for adoption of the
   proposed amendment to the     Restated Certificate of Incorporation.

The Board of Directors unanimously recommends a vote FOR approval
of the    proposed amendment to the     Restated Certificate of
Incorporation. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for such approval.


Other Matters

The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, a person named in the accompanying proxy (or a substitute) will vote thereon in accordance with his best judgment.

Shareholder proposal date

Proposals which shareholders intend to present at the 1998 Annual
Meeting of Shareholders must be received by the corporation by August 29, 1997 to be considered for inclusion in the corporation's Proxy Statement and form of proxy relating to the 1998 annual meeting.



John W. Hetherington
Vice President and Secretary

December 27, 1996

Form 10-K available without charge

The corporation's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained at no charge
after January    29    , 1997 by writing to: Secretary, Westvaco
Corporation, 299 Park Avenue, New York, New York 10171. Exhibits to the Form 10-K are also available at a cost of twenty-five cents per page.


WESTVACO


Westvaco Corporation
Westvaco Building, 299 Park Avenue
New York, New York 10171
212 688 5000

For shareholder information
outside of New York City, call toll free
1 800 432 9874


             50% recovered fiber
            10% postconsumer fiber

The proxy statement is printed on American Eagle web dull paper manufactured at Westvaco's
Tyrone, PA, fine papers mill.


                                             November 26, 1996


Dear Savings and Investment Plan Participant:


In the next few weeks you will receive a proxy statement and a confidential instruction card which describe the important matters to be voted upon at our 1997 annual meeting of shareholders. The instruction card will enable you to direct Wachovia Bank, which serves as trustee of the Savings and Investment Plan, how you wish the Westvaco shares attributed to your plan account to be voted.

I hope that you will complete and return your confidential instructions to the trustee. Participation by our shareholders in the annual meeting process is a great strength for your company.


                            Sincerely,



                            John A. Luke, Jr.
                           Chairman and Chief
                            Executive Officer